Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-126602 on Form S-8 of Community Bancorp of our report dated March 15, 2007 relating to our audits of the consolidated financial statements which appear in this Annual Report on Form 10-K of Community Bancorp for the year ended December 31, 2007.

/s/  McGLADREY & PULLEN, LLP

Las Vegas, Nevada
March 12, 2008